UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
          Date of report (Date of earliest event reported): November 1, 2005
Cerner Corporation

(Exact Name of Registrant as Specified in Its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

0-15386	43-1196944

(Commission File Number)	(IRS Employer Identification No.)

2800 Rockcreek Parkway, North Kansas City, Missouri	64117

(Address of Principal Executive Offices)	(Zip Code)
(816) 221-1024

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
On November 1, 2005, the Company entered into a Note Purchase Agreement (the “Agreement”) between Cerner Corporation, as issuer (the “Company”), and AIG Annuity Insurance Company, American General Life Insurance Company and Principal Life Insurance Company (as “Purchasers”) wherein the Company issued 5.54% Senior Notes in an aggregate principal amount of £65,000,000, becoming due November 1, 2015 (the “Notes”). The payment obligations under the Notes are guaranteed by certain existing and future Subsidiaries of the Company. The Company will apply the proceeds of the sale of the Notes for general corporate purposes and for repayment of bank debt.
The Notes will accrue interest on the unpaid balance thereof at the rate of 5.54% per annum from November 1, 2005, payable semiannually, on each May 1st and November 1st in each year, commencing with May 1, 2006, until the principal has become due and payable. To the extent permitted by law, interest will accrue on any overdue payment of principal, interest or any Make-Whole Amount, payable semiannually as above (or, at the option of the registered Purchaser, on demand) at a rate per annum from time to time equal to the greater of: (i) 7.54% or (ii) 2.0% over the rate of interest publicly announced by Bank One, N.A. from time to time in Chicago, Illinois as its “base” or “prime” rate.
The Notes are subject to required prepayment on November 1, 2009, and on each November 1st thereafter to and including November 1, 2015, on which dates the Company will prepay £9,285,714.29 principal amount (or such lesser principal amount as shall then be outstanding) of the Notes at 100% of the principal amount thereof and without payment of the Make-Whole Amount or any premium. The Company may, at its option, prepay at any time, all, or from time to time any part of, the Notes, in an amount not less than £1,000,000 in the case of a partial prepayment, at 100% of the principal amount so prepaid, plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount. Upon a Change of Control, the Company is required to offer to prepay the Notes, which would require payment at 100% of the principal amount of such Notes, plus interest on such Notes accrued to the date of prepayment, plus either: (i) 1.0% of the principal amount thereof if no Default or Event of Default exists immediately prior to or after such Change of Control or (ii) the Make-Whole Amount if a Default or Event of Default exists. In the case of each prepayment of the Notes, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with interest and the Make-Whole Amount, if any, interest on such principal amount shall cease to accrue.
Payments of principal of, and interest on, the Notes are to be made in lawful money of the United Kingdom. Payments of any Make-Whole Amount for any Note is to be made in lawful money of the United Kingdom, unless the Note is subject to a Swap Agreement in which event payment of any Make-Whole Amount is to be made in lawful money of the United States. At the time of the Closing of the Agreement, all Notes were subject to

Swap Agreements. If a Note that is subject to a Swap Agreement is prepaid, the Company may be obligated to pay, in addition to a Make-Whole Amount, a Swap Breakage Amount, which Swap Breakage Amount would be payable in lawful money of the United States. Any Note that is prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued.
Upon certain Events of Default, and in certain cases after satisfaction of declaration or notice requirements, the Notes may become immediately due and payable.
The Agreement contains: customary representations and warranties of the parties; affirmative covenants by the Company to continue to do business substantially in the same manner as of the date of the Agreement; negative covenants by the Company related to the financial condition of the Company (specifically, a commitment to maintain a minimum net worth, fixed charge ratio and indebtedness ratios), limitation and restrictions on liens, stock related payouts, mergers, consolidations, the sale of assets, stock related transactions by the Company’s subsidiaries and the creation of new Restricted Subsidiaries; financial and business information commitments by the Company; and, closing provisions.
Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement. The foregoing description of the Agreement does not purport to be a complete statement of the parties’ rights and obligations under that Agreement and the transactions contemplated thereby. The above description is qualified in its entirety by reference to the Note Purchase Agreement which is filed with this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure provided in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03 with respect to the terms and sale of, and the financial obligations created by, the Notes.
Item 9.01. Financial Statements and Exhibits.
     c) Exhibits
          99.1 Note Purchase Agreement dated November 1, 2005 between the Company and AIG Annuity Insurance Company, American General Life Insurance Company and Principal Life Insurance Company

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CERNER CORPORATION
Date: November 7, 2005	By:	/s/ Marc G. Naughton
Marc G. Naughton, Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Note Purchase Agreement dated November 1, 2005 between the Company and AIG Annuity Insurance Company, American General Life Insurance Company and Principal Life Insurance Company